EXHIBIT 99.1

PRESS RELEASE DATED DECEMBER 5, 2011

Investor Relations Contact:	Media Relations Contact:
Ed Merritt	Kristin McKenzie
Vice President, Investor Relations	Senior Manager, Corporate Communications
investorrelations@digitalriver.com	kmckenzie@digitalriver.com
+1 952-225-3362	+1 952-225-3718

TIM PAWLENTY JOINS DIGITAL RIVER’S BOARD OF DIRECTORS

MINNEAPOLIS, Dec. 5, 2011 - Digital River, Inc. (NASDAQ: DRIV), a leading provider of global e-commerce solutions, announces the appointment of former Minnesota Governor Tim Pawlenty to its board of directors. Mr. Pawlenty served as Governor of the State of Minnesota for two terms from 2003-2011. As Minnesota’s Chief Executive Officer, he represented the interests of 5.2 million citizens and was responsible for a $50 billion biennial budget, 30,000 employees and over 20 agencies and departments.

“We are pleased to welcome Tim to Digital River’s board,” said Joel Ronning, Digital River’s CEO. “To our team, Tim brings a wealth of diverse business development and finance experience along with a strong international perspective. His vision and work developing and leading innovative initiatives will be an invaluable asset to our company. We look forward to his participation as we accelerate our development efforts in the digital marketplace and our growth across the software, consumer electronics, payments, entertainment and online service markets.”

“With more than 15 years of experience managing global online businesses for some of the Internet’s most notable brands, Digital River has earned a reputation as a thought leader in the industry,” said Mr. Pawlenty. “I am looking forward to being part of a company that is working on the front lines of a rapidly evolving marketplace marked by exciting opportunities.”

Mr. Pawlenty currently serves as a member of the board of directors of three companies: Miromatrix Medical, Ionix Medical and Red Prairie. He also serves as a senior advisor to Vector Capital.

During his career in public office, Mr. Pawlenty received Presidential appointments to serve on the Advisory Council on Historic Preservation and the National Infrastructure Advisory Committee. He served as chair of the National Governor’s Association, Education Commission of the States and Midwest Governor’s Association. Mr. Pawlenty also served in the Minnesota House of Representatives where he was elected Majority Leader.

In addition, Mr. Pawlenty has practiced law in the areas of criminal prosecution, civil litigation and appeals. He also served as Vice President of Corporate Development for Wizmo, an early stage technology services company, and was a member of the Board of Directors of NewTel Europe, LLC and Stratika.

About Digital River, Inc.

Digital River, Inc., a leading provider of global e-commerce solutions, builds and manages online businesses for software and game publishers, consumer electronics manufacturers, distributors, online retailers and affiliates. Its multi-channel e-commerce solution, which supports both direct and indirect sales, is designed to help companies of all sizes maximize online revenues as well as reduce the costs and risks of running an e-commerce operation. The company’s comprehensive platform offers site development and hosting, order management, fraud management, export controls, tax management, physical and digital product fulfillment, multi-lingual customer service, advanced reporting and strategic marketing services.

Founded in 1994, Digital River is headquartered in Minneapolis with offices across the U.S., Asia, Europe and South America. For more details about Digital River, visit the corporate website, follow the company on Twitter or call +1 (952) 253-1234.

Twitter Tags: #ecommerce, @DigitalRiverInc

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